     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                          RICHARDSON ELECTRONICS, LTD.

                (Name of registrant as specified in its charter)

           DELAWARE                 36-2096643
 (State or other jurisdiction    (I.R.S. Employer
                                  Identification
                                       No.)
     of incorporation or
        organization)

                             40W267 KESLINGER ROAD
                                LAFOX, IL 60147
                                 (630) 208-2200
         (Address, including zip code, and telephone number, including area code of registrant's principal executive office)

                                WILLIAM G. SEILS
                          RICHARDSON ELECTRONICS, LTD.
                             40W267 KESLINGER ROAD
                                LAFOX, IL 60147
                                 (630) 208-2370
                               FAX (630) 208-2950
                              E-MAIL WGS@RELL.COM
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 with copies to

             SCOTT HODES                           TIMOTHY R. M. BRYANT
            DAVID S. GUIN                        MCDERMOTT, WILL & EMERY
            ROSS & HARDIES                  227 WEST MONROE STREET, SUITE 3100
        150 N. MICHIGAN AVENUE                    CHICAGO, IL 60606-5096
        CHICAGO, IL 60601-7567                        (312) 372-2000
            (312) 558-1000                          FAX (312) 984-3669
          FAX (312) 750-8600                      E-MAIL TBRYANT@MWE.COM
  E-MAIL SCOTT.HODES@ROSSHARDIES.COM

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. / /

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /X/  333-49005

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER UNIT(2)      OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.05 par value................       690,000             $12 1/2            $8,625,000          $2,544.38

(1) Includes an option to purchase 90,000 shares granted to the Underwriters to cover over-allotments.

(2) Based on last sale price of Registrant's Common Stock on April 30, 1998 solely for purposes of calculating the registration fee pursuant to Rule 457(c).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (Reg. No. 333-49005) filed by Richardson Electronics, Ltd. (the "Company") with the Securities and Exchange Commission on March 31, 1998, as amended, which was declared effective on April 29, 1998, are incorporated herein by reference.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaFox, State of Illinois, on April 30, 1998.

                                RICHARDSON ELECTRONICS, LTD.

                                By:           /s/ EDWARD J. RICHARDSON
                                     -----------------------------------------
                                                Edward J. Richardson
                                               CHAIRMAN OF THE BOARD

                                By:             /s/ WILLIAM J. GARRY
                                     -----------------------------------------
                                                  William J. Garry
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 30, 1998.

             NAME                         TITLE
------------------------------  --------------------------

  /s/ EDWARD J. RICHARDSON*     Chairman of the Board
------------------------------    (principal executive
     Edward J. Richardson         officer) and Director

    /s/ BRUCE W. JOHNSON*
------------------------------  President and Director
       Bruce W. Johnson

                                Vice President and Chief
    /s/ WILLIAM J. GARRY*         Financial Officer
------------------------------    (principal financial and
       William J. Garry           accounting officer) and
                                  Director

             NAME                         TITLE
------------------------------  --------------------------

       /s/ SCOTT HODES*
------------------------------  Director
         Scott Hodes

    /s/ SAMUEL RUBINOVITZ*
------------------------------  Director
      Samuel Rubinovitz

     /s/ ARNOLD R. ALLEN*
------------------------------  Director
       Arnold R. Allen

   /s/ KENNETH J. DOUGLAS*
------------------------------  Director
      Kenneth J. Douglas

     /s/ JACQUES BOUYER*
------------------------------  Director
        Jacques Bouyer

    /s/ HAROLD L. PURKEY*
------------------------------  Director
       Harold L. Purkey

      /s/ AD KETELAARS*
------------------------------  Director
         Ad Ketelaars

------------------------------
 *Signed by William G. Seils
PURSUANT TO POWER OF ATTORNEY.

                                 EXHIBIT INDEX

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
         1   Form of Underwriting Agreement                                                                    NA

      3(b)   By-laws of the Company, as amended incorporated by reference to the Company's Annual              NA
               Report on Form 10-K for the fiscal year ended May 31, 1997.

      4(a)   Restated Certificate of Incorporation of the Company, incorporated by reference to                NA
               Appendix B to the Proxy Statement/ Prospectus dated November 13, 1986, incorporated by reference to the Company's Registration Statement on Form S-4 Commission File No.
               33-8696.

      4(b)   Specimen forms of Common Stock and Class B Common Stock certificates of the Company               NA
               incorporated by reference to Exhibit 4(a) to the Company's Registration Statement on
               Form S-1, Commission File No. 33-10834.

      4(c)   Indenture between the Company and Continental Illinois National Bank and Trust Company            NA
               of Chicago (including form of 7 1/4% Convertible Subordinated Debentures due
               December 15, 2006) incorporated by reference to Exhibit 4(b) to the Company's Annual
               Report on Form 10-K for the fiscal year ended May 31, 1987.

   4(c)(1)   First Amendment to the Indenture between the Company and First Trust of Illinois, a               NA
               National Association, as successor to Continental Illinois National Bank and Trust
               Company of Chicago, dated February 18, 1997, incorporated by reference to Exhibit
               4(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended February
               28, 1997.

      4(d)   Indenture between the Company and American National Bank and Trust Company, as                    NA
               Trustee, for 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006
               (including form of 8 1/4% Convertible Senior Subordinated Debentures due June 15,
               2006) incorporated by reference to Exhibit 10 of the Company's Schedule 13E-4, filed
               February 18, 1997.

         5   Opinion of Ross & Hardies regarding legality                                                       E

     10(a)   $35,000,000 Amended and Restated Senior Revolving Credit Note Facility Agreement dated            NA
               August 20, 1996 with American National Bank and Trust Company incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the
               quarter ended August 31, 1997.

  10(a)(1)   Second Amended Agreement regarding $35,000,000 Amended and Restated Senior Revolving              NA
               Credit and Note Facility Agreement made as of November 28, 1997 between Richardson
               Electronics, Ltd. as Borrower and American National Bank and Trust Company as
               Lender, incorporated by reference to Exhibit 10 to the Company's Quarterly Report on
               Form 10-Q for the quarter ended November 30, 1997.

  10(a)(2)   Loan Agreement dated as of March 1, 1998 among Richardson Electronics, Ltd., various              NA
               lending institutions and American National Bank and Trust Company of Chicago as
               Agent, establishing a $50,000,000 Credit Facility, incorporated by reference to
               Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended
               February 28, 1998.

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
     10(b)   Industrial Building Lease, dated April 10, 1996 between the Company and the American              NA
               National Bank and Trust Company, as trustee under Trust No. 56120 dated 2-23-83 incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form
               10-K for the fiscal year ended May 31, 1996.

     10(c)   Revolving credit agreement and term loan dated February 18, 1997 between Richardson               NA
               Electronics Acquisition Corporation and First Chicago NBD Bank, Canada, together with guarantee of the Company, incorporated by reference to Exhibit 10(a) to the
               Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

  10(c)(1)   Second Amending Agreement made as of August 22, 1997 between Burtek Systems Inc. as               NA
               Borrower and First Chicago NBD Bank, Canada as Lender and Richardson Electronics,
               Ltd. as Guarantor, incorporated by reference to Exhibit 10 to the Company's
               Quarterly Report on Form 10-Q for the quarter ended August 31, 1997.

  10(c)(2)   Amended and Restated Credit Agreement made as of March 1, 1998 between Burtek Systems             NA
               Inc. as Borrower and First Chicago NBD Bank, Canada as Lender and Richardson
               Electronics, Ltd. and Guarantor, incorporated by reference to Exhibit 10(b) to the
               Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

     10(d)   The Corporate Plan for Retirement                                                                 NA

             The Profit Sharing / 401(k) Plan

             Fidelity Basic Plan Document No. 07 dated June 1, 1996, incorporated by reference to              NA
               Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended
               May 31, 1996

     10(e)   The Company's Amended and Restated Incentive Stock Option Plan effective April 8, 1987            NA
               incorporated by reference to Exhibit 10(m) to the Company's Annual Report on Form
               10-K for the fiscal year ended May 31, 1987.

  10(e)(1)   First Amendment to the Company's Amended and Restated Incentive Stock Option Plan                 NA
               effective April 11, 1989 incorporated by reference to Exhibit 10(l)(1) to the
               Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1989.

  10(e)(2)   Second Amendment to the Company's Amended and Restated Incentive Stock Option Plan                NA
               effective April 11, 1989 incorporated by reference to Exhibit 10(l)(2) to the
               Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

  10(e)(3)   Third Amendment to the Company's Amended and Restated Incentive Stock Option Plan                 NA
               effective April 11, 1989 dated August 15, 1996, incorporated by reference to the
               Company's Proxy Statement used in connection with its Annual Meeting of Stockholders held October 1, 1996.

     10(f)   The Company's Amended and Restated Employees Stock Purchase Plan, incorporated by                 NA
               reference to the Company's Proxy Statement used in connection with its Annual
               Meeting of Stockholders held October 2, 1985.

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
  10(f)(1)   First Amendment to Amended and Restated Employees Stock Purchase Plan, incorporated by            NA
               reference to Appendix D to the Company's Proxy Statement/Prospectus dated November
               13, 1986 included in its Registration Statement on Form S-4, Commission File No.
               33-8696.

  10(f)(2)   Second Amendment to Amended and Restated Employees Stock Purchase Plan, incorporated              NA
               by reference to Appendix E to the Company's Proxy Statement/Prospectus dated
               November 13, 1986 included in its Registration Statement on Form S-4, Commission
               File No. 33-8696.

  10(f)(3)   Third Amendment to Amended and Restated Employees Stock Purchase Plan incorporated by             NA
               reference to Exhibit 10(m)(3) to the Company's Annual Report on Form 10-K for the
               fiscal year ended May 31, 1990.

  10(f)(4)   Fourth Amendment to Amended and Restated Employees Stock Purchase Plan incorporated by            NA
               reference to Exhibit 10(m)(4) to the Company's Annual Report on Form 10-K for the
               fiscal year ended May 31, 1991.

  10(f)(5)   Fifth Amendment to Amended and Restated Employees Stock Purchase Plan incorporated by             NA
               reference to Exhibit 10(m)(5) to the Company's Annual Report on Form 10-K for the
               fiscal year ended May 31, 1991.

  10(f)(6)   Sixth Amendment to Amended and Restated Employees Stock Purchase Plan dated August 15,            NA
               1996, incorporated by reference to the Company's Proxy Statement used in connection with its Annual Meeting of Stockholders held October 1, 1996.

     10(g)   Richardson Electronics, Ltd. Employees 1996 Stock Purchase Plan incorporated by                   NA
               reference to Appendix A of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

     10(h)   Employees Stock Ownership Plan and Trust Agreement, effective as of June 1, 1987,                 NA
               dated July 14, 1994, incorporated by reference to Exhibit 10(f) to the Company's
               Annual Report on Form 10-K for the fiscal year ended May 31, 1994.

  10(h)(1)   First Amendment to Employees Stock Ownership Plan and Trust Agreement, dated July 12,             NA
               1995, incorporated by reference to Exhibit 10(g)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

  10(h)(2)   Second Amendment to Employees Stock Ownership Plan and Trust Agreement, dated July 12,            NA
               1995, dated April 10, 1996, incorporated by reference to the Company's Proxy
               Statement used in connection with its Annual Meeting of Stockholders held October 1,
               1996.

     10(i)   Stock Option Plan for Non-Employee Directors incorporated by reference to Appendix A              NA
               to the Company's Proxy Statement dated August 30, 1989 for its Annual Meeting of
               Stockholders held on October 18, 1989.

     10(j)   Richardson Electronics, Ltd. 1996 Stock Option Plan for Non-Employee Directors,                   NA
               incorporated by reference to Appendix C of the Company's Proxy Statement dated
               September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
     10(k)   The Company's Employees' Incentive Compensation Plan incorporated by reference to                 NA
               Appendix A to the Company's Proxy Statement dated August 31, 1990 for its Annual
               Meeting of Stockholders held on October 9, 1990.

  10(k)(1)   First Amendment to Employees Incentive Compensation Plan incorporated by reference to             NA
               Exhibit 10(p)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

  10(k)(2)   Second Amendment to Employees Incentive Compensation Plan dated August 15, 1996,                  NA
               incorporated by reference to the Company's Proxy Statement used in connection with its Annual Meeting of Stockholders held October 1, 1996.

     10(l)   Richardson Electronics, Ltd. Employees' 1994 Incentive Compensation Plan incorporated             NA
               by reference to Exhibit A to the Company's Proxy Statement dated August 31, 1994 for its Annual Meeting of Stockholders held on October 11, 1994.

  10(l)(1)   First Amendment to the Richardson Electronics, Ltd. Employees' 1994 Incentive                     NA
               Compensation Plan dated August 15, 1996, incorporated by reference to the Company's
               Proxy Statement used in connection with its Annual Meeting of Stockholders held
               October 1, 1996.

     10(m)   Richardson Electronics, Ltd. 1996 Incentive Compensation Plan incorporated by                     NA
               reference to Appendix B of the Company's Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

     10(n)   Correspondence outlining Agreement between the Company and Arnold R. Allen with                   NA
               respect to Mr. Allen's employment by the Company, incorporated by reference to
               Exhibit 10(v) to the Company's Annual Report on Form 10-K, for the fiscal year ended
               May 31, 1985.

  10(n)(1)   Letter dated February 3, 1992 between the Company and Arnold R. Allen outlining Mr.               NA
               Allen's engagement as a consultant by the Company, incorporated by reference to
               Exhibit 10 (r)(1) to the Company's Annual Report on Form 10-K, for the fiscal year ended May 31, 1992.

  10(n)(2)   Letter dated April 1, 1993 between the Company and Arnold R. Allen regarding Mr.                  NA
               Allen's engagement as consultant by the Company, incorporated by reference to
               Exhibit 10(i)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994.

     10(o)   Letter dated January 14, 1992 between the Company and Jacques Bouyer setting forth the            NA
               terms of Mr. Bouyer's engagement as a management consultant by the Company for
               Europe, incorporated by reference to Exhibit 10(t)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended on May 31, 1992.

  10(o)(1)   Letter dated January 15, 1992 between the Company and Jacques Bouyer setting forth the            NA
               terms of Mr. Bouyer's engagement as a management consultant by the Company for the
               United States, incorporated by reference to Exhibit 10(t)(1) to the Company's Annual
               Report on Form 10-K for the fiscal year ended on May 31, 1992.

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
     10(p)   Letter dated January 13, 1994 between the Company and Samuel Rubinovitz setting forth             NA
               the terms of Mr. Rubinovitz' engagement as management consultant by the Company incorporated by reference to Exhibit 10(m) to the Company's Annual Report on Form
               10-K for the fiscal year ended on May 31, 1994.

     10(q)   Letter dated April 4, 1994 between the Company and Bart F. Petrini setting forth the              NA
               terms of Mr. Petrini's employment by the Company, incorporated by reference to
               Exhibit 10(o) to the Company's Annual Report on Form 10-K for the fiscal year ended on May 31, 1994.

     10(r)   Letter dated May 20, 1994 between the Company and William J. Garry setting forth the              NA
               terms of Mr. Garry's employment by the Company, incorporated by reference to Exhibit
               10(p) to the Company's Annual Report on Form 10-K for the fiscal year ended on May
               31, 1994.

     10(s)   Letter dated October 17, 1994 between the Company and Flint Cooper setting forth the              NA
               terms of Mr. Cooper's employment by the Company, incorporated by reference to
               Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended
               November 30, 1994.

     10(t)   Agreement dated January 16, 1997 between the Company and Dennis Gandy setting forth               NA
               the terms of Mr. Gandy's employment by the Company, incorporated by reference to
               Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended
               February 28, 1997.

     10(u)   Agreement dated March 21, 1997 between the Company and David Gilden setting forth the             NA
               terms of Mr. Gilden's employment by the Company, incorporated by reference to
               Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended
               February 28, 1997.

     10(v)   Employment agreement dated as of November 7, 1996 between the Company and Bruce W.                NA
               Johnson incorporated by reference to Exhibit (c)(4) of the Company's Schedule 13
               E-4, filed December 18, 1996.

     10(w)   Employment Agreement dated as of January 26, 1998 between the Company and Norman                  NA
               Hilgendorf, incorporated by reference to Exhibit 10(c) of the Company's Quarterly
               Report on Form 10-Q for the quarter ended February 28, 1998.

     10(x)   Employment contract dated May 10, 1993 as amended March 23, 1998 between the Company              NA
               and Pierluigi Calderone incorporated by reference to Exhibit 10(d) of the Company's
               Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

     10(y)   The Company's Directors and Officers Liability Insurance Policy issued by Chubb Group             NA
               of Insurance Companies Policy Number 8125-64-60A, incorporated by reference to
               Exhibit 10(u) to the Company's Annual Report on Form 10-K for the fiscal year ended
               May 31, 1991.

  10(y)(1)   The Company's Directors and Officers Liability Insurance Policy renewal issued by                 NA
               Chubb Group of Insurance Companies Policy Number 8125-64-60E, incorporated by reference to Exhibit 10(t)(1) to the Company's Annual Report on Form 10-K for the
               fiscal year ended May 31, 1996.

EXHIBIT NO                                        DESCRIPTION                                         FILING METHOD
-----------  --------------------------------------------------------------------------------------  ---------------
  10(y)(2)   The Company's Excess Directors and Officers Liability and Corporate Indemnification               NA
               Policy issued St. Paul Mercury Insurance Company Policy Number 900DX0216,
               incorporated by reference to Exhibit 10(t)(2) to the Company's Annual Report on Form
               10-K for the fiscal year ended May 31, 1996.

  10(y)(3)   The Company's Directors and Officers Liability Insurance Policy issued by CNA                     NA
               Insurance Companies Policy Number DOX600028634, incorporated by reference to Exhibit
               10(t)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended May
               31, 1996.

     10(z)   Distributor Agreement, executed August 8, 1991, between Registrant and Varian                     NA
               Associates, Inc., incorporated by reference to Exhibit 10(d) of the Company's
               Current Report on Form 8-K for September 30, 1991.

  10(z)(1)   Amendment, dated as of September 30, 1991, between Registrant and Varian Associates,              NA
               Inc., incorporated by reference to Exhibit 10(e) of the Company's Current Report on
               Form 8-K for September 30, 1991.

  10(z)(2)   First Amendment to Distributor Agreement between Varian Associates, Inc. and the                  NA
               Company as of April 10, 1992, incorporated by reference to Exhibit 10(v)(5) of the
               Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.

  10(z)(3)   Consent to Assignment and Assignment dated August 4, 1995 between Registrant and                  NA
               Varian Associates Inc., incorporated by reference to Exhibit 10(s)(4) of the
               Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

  10(z)(4)   Final Judgment, dated April 1, 1992, in the matter of United States of America v.                 NA
               Richardson Electronics, Ltd., filed in the United States District Court for the
               Northern District of Illinois, Eastern Division, as Docket No. 91 C 6211
               incorporated by reference to Exhibit 10(v)(7) to the Company's Annual Report on Form
               10-K for the fiscal year ended May 31, 1992.

    10(aa)   Trade Mark License Agreement dated as of May 1, 1991 between North American Philips               NA
               Corporation and the Company incorporated by reference to Exhibit 10(w)(3) of the
               Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

    10(bb)   Agreement among Richardson Electronics, Ltd., Richardson Electronique S.A., Covelec               NA
               S.A. (now known as Covimag S.A.), and Messrs. Denis Dumont and Patrick Pertzborn,
               delivered February 23, 1995, translated from French, incorporated by reference to
               Exhibit 10(b) to the Company's Report on Form 8-K dated February 23, 1995.

    10(cc)   Settlement Agreement by and between the United States of America and Richardson                   NA
               Electronics, Ltd. dated May 31, 1995 incorporated by reference to Exhibit 10(a) to the Company's Report on Form 8-K dated May 31, 1995.

     23(a)   Consent of Independent Auditors.                                                                   E

     23(b)   Consent of Ross & Hardies.                                                                         +

------------------------

NA Previously filed.

E  Filed herewith.

+   Included in Exhibit 5